UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of 2018
Annual Meeting
of Stockholders
and Proxy Statement
July 26, 2018

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

June 14, 2018

Dear Fellow Stockholder:

I am pleased to invite you to join our Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 26, 2018, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102. Enclosed with this proxy statement are your proxy card and our 2018 annual report to stockholders.

Items of business to be transacted at our annual meeting are:
1.Election of four directors;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019;

3.	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and
4.Consideration of any other business that may properly be brought before the annual meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.
Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance log and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting their stock ownership as of the June 4, 2018 record date. Cameras and recording devices will not be permitted at the meeting.
On behalf of Booz Allen Hamilton, I want to thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 26, 2018

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102

Agenda:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2019;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement; and

4. The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Record Date:	Only holders of record of the Company’s Class A common stock on June 4, 2018 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and the accompanying materials are being mailed to stockholders on or about June 14, 2018.

Proxy Voting:
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

On Behalf of the Board of Directors,
Nancy J. Laben
Secretary

June 14, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 26, 2018: This Notice of Annual Meeting and Proxy Statement and our 2018 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2018 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” or "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refer to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.
2018 Annual Meeting of Stockholders
Date and Time:      July 26, 2018 at 8:00 a.m. EDT
Place:              Booz Allen Hamilton
The John C. Newman Auditorium
8283 Greensboro Drive, McLean, Virginia 22102
Record date:          June 4, 2018

Admission:
Annual meeting admission is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, and valid, government-issued identification. See "Important Information about Annual Meeting and Proxy Procedures" on page 57 for additional information.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2018 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2019	FOR	54
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	55
How to Vote
Stockholders as of the record date may vote in person at the meeting or vote in advance by submitting a proxy by
Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail	Vote in Person
Visit proxyvote.com	Call the phone number located on the top of your proxy card.	Complete, sign, date and return your proxy card in envelope provided.	Attend our annual meeting and vote by ballot.
Company Performance and Highlights
During fiscal year 2018, we returned $373 million to stockholders in the form of:

◦	$103.4 million in quarterly dividends — three regular dividends of $0.17 per share each; and one regular dividend of $0.19 per share

◦	$269.6 million for the repurchase of 7.6 million shares of Class A common stock

•	In February of 2018, the Board increased the quarterly dividend by 12%, effective in the fourth quarter of fiscal year 2018.

•	During fiscal year 2018, our stock price increased by 9% with a total stockholder return of approximately 12%.

Total Shareholder Return
As of March 31, 2018
Last 1 Year
Last 3 Years
Last 5 Years
12%
42%
272%
14%
35%
86%
29%
56%
128%
Booz Allen
Russell 1000 Index
S&P Software & Services
Select Inudstry Index

Note: Total shareholder return assumes dividends are reinvested.

Our Board of Directors
This year's Board nominees include the four Class II directors—Horacio D. Rozanski, Ian Fujiyama, Mark Gaumond, and Gretchen W. McClain. Each nominee is listed below along with the continuing directors, and you can find additional information under "Proposal 1: Election of Directors" beginning on page 6.

Name	Class	Age	Director Since	Independent	Committee Membership: Audit	Comp	Nom. & Corp. Gov.	Executive
2018 Director Nominees								
Horacio D. Rozanski	II	50	2014					Member
Ian Fujiyama	II	45	2008	I		Member		Member
Mark Gaumond	II	67	2011	I	Chair, Financial Expert			Member
Gretchen W. McClain	II	55	2014	I		Member	Member	
Continuing Directors								
Melody C. Barnes	III	54	2015	I		Member	Member	
Arthur E. Johnson	III	71	2011	I	Member			
Charles O. Rossotti	III	77	2008	I	Member, Financial Expert			
Ralph W. Shrader ★	I	73	2008	I				Chair
Joan Lordi C. Amble	I	65	2012	I	Member, Financial Expert			
Peter Clare	I	53	2008	I		Member	Chair	
Philip A. Odeen	I	82	2008	I		Chair	Member	

★= Chair of the Board = Chair = Member = Financial Expert I= Independent Director

Director Independence	Tenure

Non-Independent Directors (1)
Independent Directors (10)

Age Mix	Diversity

55% of our Directors (6 of 11) are Women, Asian, Hispanic, and/or African-American

 Corporate Governance Highlights

•	Ten of our 11 directors are independent and the Audit, Compensation, and Nominating and Corporate Governance Committees are 100% independent.

•
We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.

•	Diverse Board of Directors in terms of gender, ethnicity, experience, and skills.

•	On average, our directors attended approximately 88% of the Board of Directors meetings and 88% of committee meetings.

•	The Board of Directors held regular executive sessions of non-management directors.

•	The Board of Directors conducts an annual discussion on management succession planning.

•	We prohibit short sales and derivative transactions in our equity and hedging of our stock.

•	Equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.

•	Our investor relations team and management regularly engage with current and potential stockholders.

•	No poison pill in place.

•	Executive officer and director stock ownership guidelines.

•	Annual Board and Committee evaluations and self-assessments.

•	We place restrictions on the number of other public company boards on which our directors may serve in order to prevent overboarding.

 Executive Compensation Highlights

•
We continue to utilize a partnership-style compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.

•
We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.

•
Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. As we shared in our CD&A last year, we implemented several enhancements to our compensation program to further link our executives’ rewards package with the long-term interests of our stockholders, including a long-term performance-based component to our program, where a portion of our executives’ compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 26.

Corporate Citizenship Highlights

•	During our fiscal year 2018, approximately $916.2 million was subcontracted to various small and small-disadvantaged businesses, representing approximately 65.6% of subcontracted spending.

•	Maintained six active mentor-protégé agreements with small businesses through various federal Mentor-Protégé programs.

•
Continued as a FIRST® (For Inspiration and Recognition of Science and Technology) Strategic Partner with multifaceted support spanning all FIRST programs, including employees serving as team mentors, event volunteers, and regional/affiliate advisors. FIRST is inspiring and developing future innovators, engineers, scientists, and technologists in grades K-12 in more than 85 countries.

•
Co-sponsored, with Kaggle and in partnership with the National Cancer Institute, the National Data Science Bowl, which focused on using algorithms and machine intelligence to better detect lung cancer, which strikes 225,000 Americans every year and accounts for $12 billion in health care costs. Nearly 400 teams participated from around the world to develop detection algorithms for one of the most complex data sets ever used by Kaggle.

•
Our largest corporate financial contributions and pro bono consulting projects supported programs related to military families and veterans, STEM initiatives, and health causes. Employees logged more than 66,200 hours of volunteerism for community organizations.

•
Ranked #2 by The Military Times as a top employer for veterans, and named one of only 37 companies by Military Times as Best for Vets overall. Earned Silver ranking in G.I. Jobs list of Military-Friendly employers. Ranked #6 by Forbes Magazine Annual Best Employers for Veterans rankings — now rated in top 10 for 5 years running. Winner of National Military Spouse Employment Award from the U.S. Chamber of Commerce Hiring Our Heroes program.

•
Partnered with Student Veterans of America (SVA) to become the exclusive Cyber representative on their newly formed business council. Launched online Challenge program with SVA to ask veterans to create their own “Cyber Solutions for Business” ideas. The winner was announced at SVA’s annual NatCon, with over 2000 veterans in attendance. The winner received a cash prize and a chance to visit The Booz Allen Innovation Center to meet with cyber experts.

•
Continued a partnership with SEED SPOT, a nonprofit dedicated to helping entrepreneurs develop solutions to problems through incubator programs. Through sponsorship and by providing employees to serve as mentors, the firm focuses on improving veteran healthcare, supporting military families, and promoting women in STEM (science, technology, engineering, and mathematics) through new social impact initiatives.

•
From across the firm—as far away as Asia and the Middle East—the people of Booz Allen supported their colleagues and communities affected by the string of hurricanes in the fall of 2017. In five weeks, employees donated nearly 2,000 hours of paid time off and more than $200,000. When combined with a corporate and foundation match, the Booz Allen community raised nearly $350,000 for six disaster relief organizations.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure
The Company currently has eleven directors divided into three classes: four in Class I, four in Class II, and three in Class III. The terms of office of the four Class II directors expire at the 2018 Annual Meeting of Stockholders.
Class II Election
The four nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class II Nominees
To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an election that is not a contested election must promptly tender his or her resignation contingent on the acceptance of that resignation by the Board to the chairman of the Board following certification of the election results. The Nominating and Corporate Governance Committee and the Board believe that each Class II Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy. The Class II Nominees are as follows:

Director	Principal Occupation, Business Experience and Other Directorships Held

Horacio D. Rozanski (Class II)
Mr. Rozanski is our President and Chief Executive Officer and served as our Chief Operating Officer until January 1, 2015. Mr. Rozanski served as Chief Strategy and Talent Officer in 2010 and prior to that, Chief Personnel Officer of our Company from 2002 through 2010. Mr. Rozanski joined our Company in 1992 and became an Executive Vice President in 2009, our President on January 1, 2014, and our Chief Executive Officer on January 1, 2015. He serves on the board of directors of The Center for Talent Innovation, the United States Holocaust Memorial Museum's Committee on Conscience and as Vice Chair of the Corporate Fund for the John F. Kennedy Center for the Performing Arts.

Age: 50 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Ian Fujiyama (Class II)
Mr. Fujiyama is a Managing Director of The Carlyle Group, a private equity firm ("Carlyle"), as well as a member of the firm's Aerospace, Defense, and Government Services team.  In 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working with Carlyle's Asia buyout fund, Carlyle Asia Partners. He currently serves as a member of the board of directors of Dynamic Precision Group and Novetta Solutions LLC. He served on the board of directors of ARINC Incorporated from 2007 to 2013.

Age: 45 Director since: 2008 Independent Committees: • Executive • Compensation
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Experience in mergers and acquisitions; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Mark Gaumond (Class II)
Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants. He has served as a director of the Fishers Island Club since 2017, First American Funds since 2016, Rayonier Advanced Materials, Inc. since 2014 and both the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation since 1992. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and is a former trustee of The California Academy of Sciences.

Age: 67 Director since: 2011 Independent Committees: • Audit (Chair) • Executive
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning; and
• Public company audit committee experience.

Gretchen W. McClain (Class II)
Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. ("Xylem") from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation ("ITT"). She joined ITT in 2005 as the President of the company's residential and commercial water business and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of Ametek, Inc., Boart Longyear Limited, and J.M. Huber Corporation (a family-owned business), and previously served as a director of Xylem from 2011 to 2013 and Con-Way Inc. from June 2015 to October 2015.

Age: 55 Director since: 2014 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Public company directorship and audit committee experience.

The Board of Directors recommends a vote FOR each of the Class II nominees.

CONTINUING DIRECTORS
The seven directors whose terms will continue after the annual meeting and will expire at the 2019 annual meeting (Class III) or the 2020 annual meeting (Class I) are listed below.

Melody C. Barnes (Class III)
Ms. Barnes is the Co-Founder and Principal of MB Squared Solutions, LLC, a domestic policy strategy firm, a senior fellow in presidential studies at the University of Virginia's Miller Center and Chair of the Aspen Institute Forum for Community Solutions. Ms. Barnes currently serves as a director of Ventas Inc., a real estate investment trust. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Barack Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and a Senior Fellow there from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for him from 1995 to 1998. Ms. Barnes also serves on the non-profit boards of directors of Year-Up and the Marguerite Casey Foundation.

Age: 54 Director since: 2015 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Arthur E. Johnson (Class III)
Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. ("Lockheed Martin") in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He serves on the board of directors of Eaton Corporation, plc since 2009, and as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments since 2008. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, IKON Office Solutions Corporation from 1999 to 2008, and AGL Resources from 2002 to 2016.

Age: 71 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Charles O. Rossotti (Class III)
Mr. Rossotti has served as a Senior Advisor to Carlyle since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti serves as a director for the AES Corporation since 2003 and as its Chairman since 2013, Coalfire Systems Inc. since September 2015, and Novetta Solutions LLC since March 2016. Mr. Rossotti formerly served as a director of Bank of America Corporation from 2009 to May 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, and Primatics Financial from 2011 to 2015, and as a trustee of Carlyle Select Trust from March 2014 to April 2015.

Age: 77 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader (Class I)
Dr. Shrader is our Chairman and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chairman of Booz Allen Hamilton Inc. since 1999 and as Chief Executive Officer of Booz Allen Hamilton Inc. from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chairman since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations, and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 73 Director since: 2008 Chairman Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Joan Lordi C. Amble (Class I)
Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and serves on the boards of directors of Zurich Insurance Group since April 2015, XM Radio Inc. since 2006, and the merged Sirius XM Holdings Inc. since 2008. In addition, she serves as an independent advisor to the Control and Risk Committee of the Executive Committee of the Societe General, N.A. board and has been a member of the Standing Advisory Group for the Public Company Accounting Oversight Board since 2014. Ms. Amble also served as a director at Brown-Forman Corporation from 2011 to 2016 and Broadcom Corporation from 2009 to 2011.

Age: 65 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Peter Clare (Class I)
Mr. Clare is a Managing Director and Co-Chief Investment Officer for Corporate Private Equity of Carlyle, as well as Co-Head of its U.S. Buyout Group. Mr. Clare has been with Carlyle since 1992. Mr. Clare served as a director of Wesco Aircraft Holdings, Inc. from 2006 to 2012, ARINC Incorporated from 2007 to 2013, Pharmaceutical Product Development, LLC from 2011 to 2015, CommScope, Inc. from 2011 to 2015, Sequa Corporation from 2007 to 2016, and Signode Industrial from 2014-2018 . Effective January 1, 2018, Mr. Clare joined the board of Carlyle Group Management LLC, the general partner of Carlyle.

Age: 54 Director since: 2008 Independent Committees: • Compensation • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Public company directorship and committee experience; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Philip A. Odeen (Class I)
Mr. Odeen served as the chairman of the board of directors and lead independent director of AES Corporation from 2009 to 2013, and as a director of AES from 2003 to 2013. Mr. Odeen also served as the chairman of the board of Convergys Corporation ("Convergys") from 2008 to 2013, and as a director of Convergys from 2000 to 2013, QinetiQ North America, Inc., from 2006 to 2014, and ASC Signal Corporation, from 2009 to 2015. He has served as a director of Globant S.A. and DRS since 2013. Mr. Odeen retired as Chairman/Chief Executive Officer of TRW Inc. in December 2002. Mr. Odeen has provided leadership and guidance to our Board as a result of his varied global business, governmental, and non-profit and charitable organizational experience of over 40 years.

Age: 82 Director since: 2008 Independent Committees: • Compensation (Chair) • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in executive compensation and corporate governance; and
• Public company directorship and committee experience.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mr. Clare was appointed by the non-management directors to serve as the Presiding Director on May 23, 2013. The Presiding Director presides over executive sessions at which the Chairman is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year.  All directors are invited to propose agenda topics when the annual calendars are established as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas.  Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to and make requests of management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2018, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2018, the Board held eight meetings. Each of our directors who served as a director during fiscal year 2018 attended 75% or more of the aggregate total number of meetings of the Board. In addition, each of our directors, except for Mr. Clare, attended 75% or more of the aggregate total number of meetings of the Board Committees on which he or she served. On average, director attendance at Board and Board committee meetings was approximately 88% and 88%, respectively, during fiscal year 2018. All directors who served at the time of our 2017 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chairman, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management. In his role as President and Chief Executive Officer, Mr. Rozanski will continue to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients, and employees.
Succession Planning and Talent Reviews

The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews. On an annual basis, the Chairman leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.
Risk Oversight

The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Framework, or ERM Framework. Under the leadership of our President and Chief Executive Officer, the ERM Framework is designed to enable effective and efficient identification of risks and facilitate the evaluation of risks as an integral part of decision making. As part of the ERM Framework, the Company:

•	Identifies and classifies into tiers the top risks facing the business;

•	Discusses and evaluates the Company’s risk appetite with respect to different types of operational risk; and

•	Develops action plans to mitigate and monitor risk.

The process for regularly updating the ERM Framework enables effective and efficient identification of risks and facilitates the evaluation of risks as an integral part of decision making. Under the ERM Framework, our President and Chief Executive Officer leads an annual risk identification, analysis, and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Framework, the Board receives other information and briefings as part of its risk oversight role. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, Chief Legal Officer and Chief Administrative Officer concerning significant risks facing the Company and processes that have been implemented to mitigate these risks.

In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.

•
Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, Chief Information Officer, and Chief Information Security Officer and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.

•	Compensation Committee: The Compensation Committee is responsible for overseeing risks related to the Company's executive compensation policies and practices.

•	Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes.
Annual Board Performance Assessment

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our Secretary interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the Chairman, the full Board or the appropriate committee. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Ten of our current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. In order for a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Clare, Fujiyama, Odeen, Gaumond, Johnson, Rossotti, and Shrader, and Mses. Amble, Barnes, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the investor relations portion of our website, www.boozallen.com.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. While the Board does not have a formal policy with respect to diversity, it is a critical factor the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks director candidates who have experience in positions with a high degree of responsibility and are, or have been, leaders in the companies or institutions with which they are, or have been, affiliated, and are selected based upon the contributions they can make to the Company.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on enhancing the diversity of the Board and works actively to achieve this goal, as reflected below:

	Women	Hispanic	African-American	Asian
No. of Directors	3	1	2	1
% of Directors	27%	9%	18%	9%

Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors, which on average is approximately seven years.
Board Tenure is Diversified

Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.
Director Orientation and Continuing Education

New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the members and chair of each standing committee, as well as related information.

Board Member		Committees: Executive	Audit	Compensation	Nominating and Corporate Governance
Ralph W. Shrader ★	I	Chair			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Peter Clare	I			Member	Chair
Ian Fujiyama	I	Member		Member	
Mark Gaumond	I	Member	Chair, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I			Member	Member
Philip A. Odeen	I			Chair	Member
Charles O. Rossotti	I		Member, Financial Expert		
Horacio D. Rozanski		Member			
Number of Meetings in Fiscal 2018		2	4	5	4

★= Chair of the Board   Chair icon = Chair   Member icon = Member   Financial Expert icon = Financial Expert   I= Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business. The members of our Executive Committee are Dr. Shrader (Chairman) and Messrs. Fujiyama, Gaumond, and Rozanski. Mr. Gaumond was appointed to the Executive Committee on January 31, 2018, replacing Mr. Clare, who resigned from the Executive Committee on that date. The Executive Committee met twice during fiscal year 2018 as well as acted by written consent.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Gaumond (Chairman), Johnson, and Rossotti, and Ms. Amble, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each member of our Audit Committee is financially literate and has determined that Messrs. Gaumond and Rossotti and Ms. Amble are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act.
The Audit Committee met four times during fiscal year 2018.
The Compensation Committee
Our Compensation Committee is responsible for, among its other duties and responsibilities, reviewing and approving all forms of compensation to be provided to, and employment letter agreements with, the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries.
The members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, and Fujiyama, and Mses. Barnes and McClain, each of whom is an independent director as required by NYSE listing standards. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members currently satisfies these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally. The Compensation Committee had previously delegated to a Rule 16b-3 subcommittee its responsibility under the Company's Second Amended and Restated Equity Incentive Plan with respect to the approval of acquisitions and dispositions of Company securities by officers and directors of the Company for purposes of Section 16(b) of the Exchange Act. The members of the Rule 16b-3 subcommittee were Messrs. Odeen and Fujiyama. In May 2018, the Compensation Committee determined that each member of the Compensation Committee is a “non-employee director” as defined by Section 16b-3 of the Exchange Act, and, as a result, equity-based awards to and transactions with our officers intended to be exempt from Section 16(b) of the Exchange Act could be approved by the full Compensation Committee without the need for a separate subcommittee. In addition, the Compensation Committee had previously delegated to a Section 162(m) subcommittee its authority to approve performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The members of the Section 162(m) subcommittee are Mr. Odeen and Ms. McClain, each of whom satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code. In May 2018, the Compensation Committee elected to disband this subcommittee after determining that each member of the Compensation Committee is an “outside director” as defined by Section 162(m) of the Code, and, as a result, compensation intended to be performance-based compensation for purposes of Section 162(m) of the Code could be approved by the full Compensation Committee. With the enactment of the Tax Cuts and Jobs Act in late 2017, the “performance-based compensation” exception has been eliminated except with respect to certain grandfathered arrangements.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management, which consults with Korn Ferry Hay Group, or KFHG, who replaced ClearBridge Compensation Group, LLC, or ClearBridge, during fiscal year 2018. The Company engaged ClearBridge to provide market assessments and recommendations on the Company’s director compensation and additionally, on the finalization of the design related to the Company’s long-term performance plan. KFHG provided analyses and market assessments to assist management with compensation decisions regarding our named executive officers, executive compensation philosophy and strategy, and other matters related to the Company’s long-term performance plan as well as insight related to the Company’s compensation disclosure in the proxy statement. In addition, KFHG provided other consulting services. The aggregate fees paid to KFHG for services related to executive compensation and other consulting services were $100,233 and $1,528,910, respectively, for fiscal year 2018. The Compensation Committee assessed the independence of each of ClearBridge and KFHG and concluded that neither ClearBridge's nor KFHG's work for the Company raised any conflicts of interest.
Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Compensation Discussion and Analysis—Setting Executive Compensation.”
The Compensation Committee met five times during fiscal year 2018.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.
The members of our Nominating and Corporate Governance Committee are Mr. Clare (Chairman), Ms. Barnes, Mr. Odeen, and Ms. McClain, each of whom is an independent director as required by NYSE listing standards.
The Nominating and Corporate Governance Committee met four times during fiscal year 2018.
Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. The Compensation Committee reviews director compensation on an annual basis. In August 2017, with assistance from ClearBridge, the Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation Committee made no changes to compensation levels for directors for fiscal 2018.
Fiscal Year 2018 Compensation: Director compensation for fiscal year 2018 included the following:

Component	Annual Amount
Annual Board Chairman Retainer	$290,000
Annual Board Retainer (non-Chairman)	$90,000
Annual Equity Award	$120,000
Audit Committee Chair Additional Retainer	$30,000
Compensation Committee Chair Additional Retainer	$15,000
Directors may elect to receive all or a portion of their annual retainer and any additional payments for service as a committee chair in the form of restricted stock, which will be granted under our Second Amended and Restated Equity Incentive Plan, which we refer to as our Equity Incentive Plan. Our directors do not receive additional fees for attending Board or committee meetings.

Director Compensation Table

Name	Fees Earned ($)	Option Awards ($)	Stock Awards ($)(1)(12)	Other ($)	Total ($)
Joan Lordi C. Amble	90,000(2)	—	120,003(2)	—	210,003
Melody C. Barnes	90,000(3)	—	120,030(3)	—	210,030
Peter Clare	90,000(4)	—	120,003(4)	—	210,003
Ian Fujiyama	90,000(5)	—	120,003(5)	—	210,003
Mark E. Gaumond	90,000(6)	—	120,021(6)	—	240,021
Arthur E. Johnson	90,000(7)	—	120,030(7)	—	210,030
Gretchen W. McClain	90,000(8)	—	120,003(8)	—	210,003
Philip A. Odeen	105,000(9)	—	120,025(9)	—	225,025
Charles O. Rossotti	90,000(10)	—	120,003(10)	—	210,003
Ralph W. Shrader	290,000(11)	—	120,030(11)	—	410,030

(1)
This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2018. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2018, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)
Ms. Amble elected to receive her annual retainer in the form of restricted stock, and was granted a total of 6,428 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $210,003, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(3)
Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 3,674 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $120,030, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(4)
Mr. Clare elected to receive his annual retainer in the form of restricted stock, and was granted a total of 6,428 shares of restricted stock in lieu of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $210,003, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(5)
Mr. Fujiyama elected to receive his annual retainer in the form of restricted stock, and was granted a total of 6,428 shares of restricted stock in lieu of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $210,003, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(6)
Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 4,592 shares of restricted stock in lieu of $30,000 for the chair retainer and for his annual equity grant. The grant date fair market value of the shares was $150,021, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(7)
Mr. Johnson elected to receive his annual retainer in the form of cash, and was awarded 3,674 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $120,030, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(8)
Ms. McClain elected to receive her annual retainer in the form of restricted stock, and was granted a total of 6,428 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $210,003, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(9)
Mr. Odeen elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Compensation Committee in the form of restricted stock. He was awarded a total of 4,133 shares of restricted stock for the remaining part of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $135,025, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(10)
Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 6,428 shares of restricted stock in lieu of the annual retainer and for his annual equity grant. The grant date fair market value of the shares was $210,003, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(11)
Dr. Shrader elected to receive his annual retainer as Chairman in the form of cash, and was awarded 3,674 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $120,030, based on the $32.67 closing price of our stock on the August 10, 2017 grant date.

(12)	The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2018.

Equity Awards for Service as a Director

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Unvested Restricted Stock(a)
Joan Lordi C. Amble	—	—	—	3,214
Melody C. Barnes	—	—	—	1,837
Peter Clare	—	—	—	3,214
Ian Fujiyama	—	—	—	3,214
Mark E. Gaumond	—	—	—	2,296
Arthur E. Johnson	—	—	—	1,837
Gretchen W. McClain	—	—	—	3,214
Philip A. Odeen	—	—	—	2,067
Charles O. Rossotti	10,000	6.08	5/7/2019	3,214
Ralph W. Shrader	—	—	—	1,837

(a)	The shares of restricted stock in this column all vest on July 31, 2018.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to four times his/her annual retainer. In calculating a director’s ownership, Class A common stock, and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 26.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, and Fujiyama, and Mses. Barnes and McClain. No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of June 1, 2018 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 143,403,861 shares of Class A common stock outstanding as of June 1, 2018. In August 2014, we converted all issued and outstanding shares of Class B non-voting common stock and Class C restricted common stock into shares of Class A common stock on a one-for-one basis. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Nominees
Joan Lordi C. Amble	31,831	*
Melody C. Barnes	9,434	*
Peter Clare	19,852	*
Ian Fujiyama	24,852	*
Mark Gaumond	42,970	*
Arthur E. Johnson	24,521	*
Gretchen W. McClain	25,110	*
Philip A. Odeen	45,787	*
Charles O. Rossotti	122,776(1)	*
Horacio D. Rozanski	661,585(2)	*
Dr. Ralph W. Shrader	1,487,927(3)	1.04%
Other named executive officers
Karen M. Dahut	189,258(4)	*
Lloyd W. Howell, Jr.	207,523(5)	*
Joseph Logue	359,202(6)	*
Susan L. Penfield	105,144(7)	*
All directors and executive officers as a group (23 persons)(8)	5,104,513	3.56%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 10,000 shares that Mr. Rossotti has the right to acquire through the exercise of options.

(2)	Includes 143,628 shares that Mr. Rozanski has the right to acquire through the exercise of options and 12,384 shares issuable upon settlement of restricted stock units.

(3)	Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,486,090 shares in the Ralph W. Shrader Revocable Trust.

(4)	Includes 100,552 shares that Ms. Dahut has the right to acquire through the exercise of options and 9,172 shares issuable upon settlement of restricted stock units.

(5)	Includes 10,552 shares that Mr. Howell has the right to acquire through the exercise of options and 9,172 shares issuable upon settlement of restricted stock units.

(6)	Includes 81,000 shares that Mr. Logue has the right to acquire through the exercise of options and 11,574 shares issuable upon settlement of restricted stock units.

(7)	Includes 95,211 shares that Ms. Penfield has the right to acquire through the exercise of options and 5,591 shares issuable upon settlement of restricted stock units.

(8)
Includes 790,973 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options and 82,422 shares issuable upon settlement of restricted stock units.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,652,512	10.22%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	10,320,137	7.20%

(1)
The Vanguard Group has filed with the Securities and Exchange Commission a Schedule 13G/A dated February 8, 2018, which reports the beneficial ownership of 14,652,512 shares of Class A common stock by it as of December 31, 2017. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 80,444 shares of our Class A common stock, sole dispositive power with respect to 14,567,876 shares of our Class A common stock, shared voting power with respect to 15,410 shares of our Class A common stock and shared dispositive power with respect to 84,636 shares of our Class A common stock.

(2)
T. Rowe Price Associates, Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated February 14, 2018, which reports the beneficial ownership of 10,320,137 shares of Class A common stock by it as of December 31, 2017. As reported in the Schedule 13G, T. Rowe Price Associates, Inc. had sole voting power with respect to 2,068,660 shares of our Class A common stock and sole dispositive power with respect to 10,320,137 shares of our Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by the Company’s directors, executive officers, and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, the Company believes that all reports required to be filed by the Company’s reporting persons during fiscal year 2018 were filed on or prior to their respective due dates, except for one Form 4 that was filed on behalf of Laura S. Adams on the next business day.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and certain of our executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and such executive officers with contractual rights to the indemnification and expense advancement rights provided under our third amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
The Acquisition
In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $80.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any release of funds held in escrow to selling stockholders.
As of March 31, 2018, there was approximately $81.3 million of the deferred payment obligation outstanding, which includes accrued interest of approximately $1.3 million. Remaining potential claims outstanding that may be indemnified under the deferred payment obligation relate to former officers and stockholders’ suits that are still in litigation. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such matters are resolved.
Other Relationships

Bryan E. Shrader, a Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chairman of the Board. He received a base salary of $225,000, a cash bonus of $67,500, and retirement contributions of $13,500 in fiscal year 2018. He also received two grants of restricted stock units in fiscal year 2018. The first was 230 restricted stock units with a grant date fair value of $7,487 and the second grant was 529 restricted stock units with a grant date fair value of $19,980. Additionally, he participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Shrader continues to be employed by us during fiscal year 2019 under similar terms, and received a salary increase to $245,000 at the start of fiscal year 2019.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation Committee of the Board of Directors.

At Booz Allen, our purpose is to empower people to change the world. Our leadership philosophy and partnership culture are foundational to how we drive transformation and guide our people to solve our client's toughest challenges.

Our executive compensation strategy is uniquely designed to achieve the following:

•	Align executives' compensation with our long-term strategy and performance, as well as the creation of long-term stockholder value.

•	Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future.

•
Support our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, fosters a culture of collaboration among our leaders, and encourages rapid and efficient deployment of our people across clients and opportunities.

The tenure of our executive team is a testament to their longstanding commitment to the Company and its long-term business goals. Our named executive officers for fiscal year 2018 were:

Horacio D. Rozanski	Lloyd W. Howell, Jr.	Karen M. Dahut	Joseph Logue	Susan L. Penfield
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President	Executive Vice President	Executive Vice President
Executive Tenure: 18 years Total Tenure: 25 years	Executive Tenure: 17 years Total Tenure: 29 years	Executive Tenure: 13 years Total Tenure: 15 years	Executive Tenure: 16 years Total Tenure: 20 years	Executive Tenure: 15 years Total Tenure: 23 years
(Tenure as executive and total tenure calculated as number of full years completed as of the last day of fiscal year 2018.)

Executive Summary
Company Performance and Highlights
Delivering Significant Returns to Stockholders
In fiscal year 2018, we continued to deliver strong returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.

Note: Total shareholder return assumes dividends are reinvested.

•	Our stock price increased by 9% and total stockholder return was approximately 12% during fiscal year 2018.

•	During fiscal year 2018, we declared and paid $103.4 million in recurring dividends to stockholders—three regular dividends of $0.17 per share each, and one regular dividend of $0.19 per share.

•
The dividend rate was increased by 12%, effective in the fourth quarter of fiscal year 2018. As of March 31, 2018, we had $197.9 million remaining in our share repurchase authorization. Following the Board’s approval of an increase to the Company’s share repurchase authorization, the Company had approximately $493.7 million of shares of common stock remaining under its share repurchase authorization as of May 24, 2018.

•
We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

•	During fiscal year 2018, we repurchased 7.6 million shares for $269.6 million.
Fiscal Year 2018 Company Performance

•	Fiscal year 2018 marked the third consecutive year of top-line revenue growth.

•	Continued focus on investments in markets, capabilities, and people is positioning Booz Allen Hamilton for sustainable quality growth.

•	Full year revenue up 6% to $6.2 billion

•	Adjusted EBITDA increased 7% to $584.8 million

•	Adjusted Diluted EPS increased 15% to $2.01

•	Total backlog increased 18% to $16.0 billion

•	Free cash flow was $290.7 million in fiscal year 2018
Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

Compensation Philosophy
We are a values-driven organization where our partnership culture motivates executives to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

Our Philosophy	What Our Philosophy Achieves

- Guides executives to live the Company's purpose and values in their client work and employee interactions.

- Aligns executives' compensation with Company performance and the creation of long-term sustainable stockholder value.

- Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients.

- Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets.

- Empowers executives to think and act in the best interests of the Company.

- Focuses on optimizing stockholder value and fostering an ownership culture.

- Encourages and rewards executives with an emphasis on problem solving, passionate service, and collective ingenuity.

- Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace.

Redesigned Fiscal Year 2018 Compensation Program
Together with our Compensation Committee, we implemented several enhancements to our executive compensation program in fiscal year 2018. These enhancements are designed to meet the current and future needs of our dynamic business and further reinforce our compensation philosophy for our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents. Key enhancements, which are explained in greater detail in subsequent sections, include:

•
Implemented performance restricted stock units as a key component of our long-term incentive plan, tied to top-line and bottom-line Company financial objectives with a three-year performance cycle for our executives, including our named executive officers.

•	Increased annual equity compensation grant amounts, delivered in both time-vested and long-term performance-vested components.

•	Retained our unique point-based compensation structure for annual performance bonus calculation.

•	Paid the annual performance bonus entirely in cash, rather than a mix of cash and equity, due to the changes we made in our long-term incentive program.

•	Increased equity ownership requirements for our CEO and our other named executive officers.

•	Eliminated certain perquisites for our named executive officers, specifically reimbursement for club dues and the tax gross-up on Company-paid life insurance premiums.

Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen Hamilton, We:		At Booz Allen Hamilton, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Include compensation recovery provisions (clawbacks) in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant stock options below fair market value
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Hold regular reviews of executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Mitigate dilutive effect of equity awards through share repurchase program	✗	Allow employees or directors to engage in hedging transactions
✓	Align executive pay with short- and long-term performance

Benchmarking and Setting Executive Compensation

To establish compensation for our named executive officers in fiscal year 2018, we engaged ClearBridge to benchmark and evaluate our named executive officers' compensation relative to compensation of peer organizations that are similar in size, industry, and operations. ClearBridge partnered with the Compensation Committee, as well as the CEO and Chief People Officer, to establish and review criteria to select peer companies, as described below:

•
Company size: Organizations with revenues approximately 0.5x to 2.0x of our revenue, with peer median revenue approximating Company revenue, with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.

•	Industry: Includes government services organizations and other "comparables" that our Investor Relations department tracks and other organizations that benchmark to our Company.

As a result, for fiscal year 2018, peer comparisons of the compensation of our named executive officers were performed against ten companies as shown below. There were no changes to our peer group from the group used for purposes of benchmarking our named executive officers' compensation in fiscal year 2017.

Fiscal Year 2018 Peer Group
- CACI International, Inc. - CGI Group, Inc. - CSRA, Inc. - Engility Holdings, Inc. - Harris Corporation	- L-3 Communications Holdings, Inc. - Leidos Holdings, Inc. - ManTech International Corporation - Rockwell Collins, Inc. - Science Applications International Corporation

The Compensation Committee then used data from the benchmarking analysis and input from ClearBridge, along with feedback from the CEO in the case of named executive officers who are direct reports to the CEO, and based on the Committee's collective judgment and discretion, established fiscal year target compensation for the named executive officers. This includes the fiscal year salary amount, target annual equity grant value, and the target annual cash incentive which is established as a number of points and target value per point. Additional information on each of these items can be found below under "Compensation Elements."

Any form of adjustment to our named executive officers' compensation is not based solely on peer group compensation data. While the Compensation Committee considers peer group benchmarking and market compensation data as critical inputs in its overall assessment of competitiveness of our executive compensation, in determining target and actual compensation amounts, the Compensation Committee takes into account other factors such as responsibilities, performance, contributions, and experience of each named executive officer.

In fiscal year 2018, ClearBridge also assisted in the implementation of our redesigned executive compensation program. They provided advice on the development of the program, including identification of performance measures associated with the long-term performance equity program.

In consultation with the Compensation Committee, the Company made a decision in the latter part of fiscal year 2018 to engage a new executive compensation advisor, Korn Ferry Hay Group (KFHG). KFHG provided advice in fiscal year 2018 related to the following matters:

•	Further evolution of our executive compensation strategy and market alignment

•	Benchmarking and analysis of our CEO and other named executive officers' fiscal year 2019 compensation

•	CEO to median employee pay ratio methodology and calculation

•	Impact of the Tax Cuts and Jobs Act of 2017 on executive compensation, specifically related to our long-term incentive performance plan

In fiscal year 2019, KFHG will perform an analysis of our compensation peer group and review the results and present recommendations to the Compensation Committee. The Compensation Committee reviews the peer group regularly and adjusts as necessary due to the changes at the selected company's operations or changes in comparability (e.g., due to bankruptcy, acquisitions, mergers) to the Company.
Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Reflects the requirements of the marketplace to attract and retain our executive talent
Annual Cash Incentive	Rewards our executives for annual performance against key operational and financial targets
Long-Term Equity Incentives	Rewards our executives for growing our Company over the long term and aligns their interests with our stockholders
Benefits	Provides for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
For fiscal year 2018, the target annual compensation mix for our CEO is approximately 37.5 percent base pay, 20.0 percent annual incentive, and 42.5 percent long-term equity compensation. The average target annual compensation mix for all other named executive officers is approximately 44.1 percent base pay, 21.7 percent annual incentive, and 34.2 percent long-term equity compensation.
Base Salary

The base pay for our named executive officers is delivered as an annual salary. Prior to fiscal year 2018, base pay was delivered as a "draw" against a point value. For fiscal year 2018, the named executive officers received an increase in base pay, ranging from approximately 2.0 percent to 6.7 percent. These increases were made due to changes in the compensation package as part of the executive compensation redesign and/or to further align with the external market for competitive pay positioning. The salary earned for each of our named executive officers in fiscal year 2018 is set forth in the “Salary” column of the Summary Compensation Table. No changes are anticipated to the annual salary amounts for our named executive officers for fiscal year 2019.
Annual Cash Incentive

The annual incentive portion of our executives' compensation is provided through our annual bonus program. Effective for fiscal year 2018, the annual incentive is delivered entirely in cash as part of our redesigned executive compensation program. Previously, the annual incentive was delivered in a mix of cash and restricted stock units, with a 20 percent premium placed on the dollars delivered in restricted stock units. Additionally, under our prior program, executives were eligible for a supplemental bonus which was based on a certain percentage that was assigned to each executive. These changes were made to simplify our executive compensation structure, better align rewards that are based on short-term performance, and strategically repurpose the use of equity compensation to align with the long-term performance of the Company.

The annual incentive payment is determined using a point model where each named executive officer is assigned a quantity of points and each point is associated with a dollar value. As part of the named executive officer benchmarking performed at the beginning of the fiscal year, the Compensation Committee considers the analysis and recommendation of our executive compensation consultant, as well as of the CEO in the case of other named executive officers who are direct reports to the CEO, to determine the target annual incentive amount where the target dollar point value is multiplied by the number of points. At the end of the fiscal year, based on the Company's performance as discussed below, the Compensation Committee approves the final dollar value per point which is used to determine each named executive officer's actual annual incentive payment. Executives who retire before the end of the fiscal year are generally eligible to receive a prorated incentive payment.

The annual incentive is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is set at or near the beginning of each fiscal year by the Compensation Committee. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.

Adjusted EBITDA is defined as our net income before income taxes, net interest and other expense, and depreciation and amortization, before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.

No bonuses are payable to our named executive officers unless we achieve a minimum threshold Adjusted EBITDA level, which was set as $488 million for fiscal year 2018. If we achieve that level of performance, we can allocate up to 200% of their pro-rata share of the target bonus pool based on our actual Adjusted EBITDA results and the bonus pool approved by the Compensation Committee for all of our executives.
Our Compensation Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA	Bonus Pool
FY18 Target	Range: $560 million - $575 million	$20.5 million
FY18 Actual	$584.8 million	$24.0 million

For fiscal year 2018, the Company's performance exceeded the fiscal year 2018 target EBITDA range, achieving the highest annual revenue and Adjusted EBITDA since the Company's initial public offering. Based on these results, the Compensation Committee approved paying the fiscal year 2018 annual incentive above target. The cash payments received by each of our named executive officers for fiscal year 2018 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table under "Compensation Tables and Disclosures."

Effective fiscal year 2019, the Compensation Committee approved an increase to the target annual incentive opportunity for our CEO by approximately 40 percent. This increase is based on the Compensation Committee's desire to better align the CEO's total compensation with market benchmarking and specifically focus on elements of compensation that align with the Company's short- and long-term performance.

Long-Term Equity Incentives

It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the following manner, which is further described below:

•	Annual Grants

•	New Hire / Advancement Grants

Annual Grants

As previously mentioned under "Annual Cash Incentive," the value of our annual equity grants was historically determined as a percentage of the named executive officers' annual incentive. Effective fiscal year 2018, as part of our executive compensation redesign, named executive officers now receive an annual equity grant that has two components: time-vested restricted stock units (RSUs) and performance-vested RSUs.

•
Time RSUs: Settle into shares of Class A common stock in three equal installments over three years. In addition to a service requirement, the fiscal year 2018 grants for the named executive officers include a performance provision that the Company generate net income as reported in the Company’s audited financial statements for any of the three fiscal years of the vest schedule.

•	Performance RSUs: We incorporated a performance-based long-term incentive program to:

–	Focus executives on the financial metrics we believe represent value-added growth and profitability

–	Align the personal financial interests of executives with interests of long-term stockholders

–	Reward executives for achieving positive Company performance and penalize for under performance

–	Attract and retain top-talent executives who bring extensive knowledge and expertise to the Company
The number of performance RSUs that ultimately settle into shares of Class A common stock is determined by cumulative Company performance over a three-year performance period based on two internal financial metrics — Value Added Revenue (VAR) and Adjusted Diluted Earnings Per Share (ADEPS), as described below:

•
“Value Added Revenue” or “VAR” is defined as revenue less billable expenses, and will be adjusted (a) to account for material acquisitions or divestitures during the performance period that represent more than 5% of operating income before taxes as reported in the Company’s financial statements (but shall not be adjusted for revenue synergies); (b) to account for the cumulative impact of accounting changes; (c) to account for the impact of a government shutdown during the performance period; and (d) to exclude the impact of any other extraordinary, unusual or nonrecurring events as described or identified in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

•	“Cumulative Value Added Revenue” or “Cumulative VAR” is defined as the cumulative Value Added Revenue for the three full fiscal years in the performance period.

•
“Adjusted Diluted Earnings Per Share” or “ADEPS” is defined as adjusted net income divided by the Company’s fully diluted outstanding shares for the applicable fiscal year, (i) as reported within the Reconciliation of Adjusted Net Income and Adjusted Diluted EPS to Net Income and Diluted Earnings Per Share attributable to the Company (or similarly titled nonGAAP reconciliation table) as presented in the Company’s financial statements, and (ii) will be adjusted (a) to account for material acquisitions or divestitures during the performance period that represent more than 5% of operating income before taxes as reported in the Company’s financial statements; (b) to account for the cumulative impact of accounting changes; (c) to account for the impact of a government shutdown during the performance period; (d) to account for special or extraordinary cash dividends or distributions by adjusting the number of fully diluted outstanding shares used for purposes of the calculation of ADEPS as if the Company had used the total amount of the special or extraordinary cash dividend or distribution paid to the stockholders to repurchase shares of Common Stock on the date of the special or extraordinary dividend or distribution (with the number of shares repurchased based on the closing price of the Common Stock on the last trading day prior to the record date of the special or extraordinary dividend or distribution); and (e) to exclude the impact of any other extraordinary, unusual or nonrecurring events as described or identified in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

•	“Cumulative Adjusted Diluted Earnings Per Share” or “Cumulative ADEPS” is defined as the cumulative Adjusted Diluted Earnings Per Share for the three full fiscal years in the performance period.

These metrics were selected as a representation of organic revenue growth and bottom-line Company performance. The Company believes that the combination and weighting of each metric drive towards the goal of sustainable quality growth, with heavier weighting placed on ADEPS to further emphasize profitability and volume of revenue. Summarized below is the framework of our fiscal year 2018 long-term performance incentive plan:

Performance Measures	Weighting	Below Threshold Performance	Threshold to Target Performance	Target Performance	Above Target Performance
Cumulative ADEPS	75%	No performance RSUs will settle into shares of Class A common stock	Between 25 percent and 100 percent of performance RSUs will settle into shares of Class A common stock	100 percent of performance RSUs will settle into shares of Class A common stock	Between 100 percent and 200 percent of performance RSUs will settle into shares of Class A common stock
Cumulative VAR	25%

For fiscal year 2018, the target annual equity mix for our CEO is approximately 65 percent aligned to performance RSUs and 35 percent aligned to time RSUs. The average target annual equity mix for all other named executive officers is approximately 58 percent aligned to performance RSUs and approximately 42 percent aligned to time RSUs.

The Compensation Committee, with consideration of guidance from ClearBridge, peer benchmarking data, and the CEO in the case of named executive officers who are direct reports to the CEO, determined these equity allocations were appropriate to further align the compensation of our named executive officers with long-term Company performance. The CEO has the highest allocation of performance RSUs based on his role as the overall steward of the Company and to tie a significant portion of his compensation to the Company's performance. The performance RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.
Effective fiscal year 2019, the Compensation Committee approved an increase to the target annual equity grant amounts for Messrs. Rozanski and Howell and Ms. Dahut, ranging from approximately 214 percent to 235 percent. These changes were made by the Compensation Committee using benchmarking analysis and input from KFHG, feedback from the CEO in the case of Mr. Howell and Ms. Dahut who are direct reports to the CEO, and in consideration of the 2014 Employment Letters that included significant retention equity grants which have since vested in full as of the end of fiscal year 2018. These increases are specifically focused on elements of compensation that will further incentivize both short- and long-term Company performance as well as long-term retention.

New Hire / Advancement Grants

In addition to the annual equity grant we provide to our executives, the Company awards new hire equity grants as a mechanism to align our new executives’ interests to that of the stockholders, as well as advancement grants to recognize and reward performance and promotion to the next executive level. Dependent upon the executives' levels, these new hire or advancement grants are delivered in the form of time RSUs that settle ratably over three years based on continued employment, or as stock options with ratable vesting over five years based on continued employment. For our named executive officers in fiscal year 2018, Mses. Penfield and Dahut and Mr. Howell received advancement grants to recognize their expanded roles and responsibilities. In determining the amount of the advancement awards, the Compensation Committee considered our executive compensation program's advancement grant guidelines as well as the differentiated role the named executive officers play in driving growth and the long-term strategy of the Company. Details regarding these grants are included in the Option Award column in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Annual Incentive Equity Awards— Fiscal Year 2017 Payments

In addition to the new annual equity grants under our redesigned executive compensation program, the final equity grant under the prior compensation structure also occurred during fiscal year 2018. These grants were determined as part of the fiscal year 2017 annual incentive and were delivered as time RSUs with a three-year ratable vesting schedule. Details regarding the annual equity made to our named executive officers during fiscal year 2018, under both our legacy program and our redesigned program, can be found in the table below as well as in the “Stock Awards” column of the Summary Compensation Table.

Name	Prior Structure Time RSU Grant [1] ($)	Redesigned Structure Time RSU Grant [2] ($)	Redesigned Structure Target Performance RSU Grant [3] ($)
Horacio D. Rozanski	527,831	594,973	1,104,995
Lloyd W. Howell, Jr.	367,197	349,973	524,978
Karen M. Dahut	367,197	349,973	524,978
Joseph Logue	458,988	249,996	374,994
Susan L. Penfield	275,373	387,469	387,469

(1)	Grant date fair value of equity granted as part of the fiscal year 2017 bonus - time-vested RSUs, including 20% premium

(2)	Grant date fair value of equity granted under the fiscal year 2018 redesigned executive compensation structure - time-vested RSUs

(3)	Grant date fair value of equity granted under the fiscal year 2018 redesigned executive compensation structure - performance-vested RSUs at target levels

Benefits and Perquisites

Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2018, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction, and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 7 to the Summary Compensation Table under "Compensation Tables and Disclosures." As part of our redesigned executive compensation structure, effective fiscal year 2018, we have eliminated reimbursement of club dues as well as the tax gross-up on life insurance premiums for our named executive officers.
Retirement Benefits

We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.

Employees’ Capital Accumulation Plan

All employees, including our named executive officers, are automatically eligible to participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. We fund contributions to ECAP annually for each of our named executive officers. All employees, including our named executive officers, will be eligible for an annual matching contribution of up to 6% of their eligible annual income as determined by the Code. Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.

Non-Qualified Deferred Compensation Plan

As part of our redesigned executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. None of our named executive officers enrolled for the fiscal year 2018 deferral.

Additional Retirement Benefits

We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.

Employment Letters

Effective April 1, 2014, we entered into employment letter agreements, or employment letters, with Messrs. Rozanski, Logue, and Howell and Ms. Dahut to reflect leadership changes, to align their compensation to the market for similarly situated executives, and to ensure retention of these critical leaders during our leadership succession period.

The employment letters provide for base payments and annual incentives that are consistent with that currently provided to the executives (and described above). Each executive officer is eligible to participate in the employee benefit and executive perquisite programs of the Company on the same terms as similarly situated executive officers of the Company. Payments upon termination of employment will be governed by the Company’s severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. The officer is required to provide the Company with not less than 90 days’ notice of termination of employment for any reason other than death or disability (or such longer notice period as is provided in the relevant officer policy). In addition, each executive agreed to be bound by perpetual confidentiality provisions as well as non-compete and non-solicit covenants while employed with us and for one year following termination of employment. Under the employment letters, in fiscal year 2015, each of Messrs. Rozanski, Howell, and Logue and Ms. Dahut received a special grant of restricted stock. 33% of the restricted stock vested on March 31, 2016, 34% vested on March 31, 2017, and the remaining 33% vested on March 31, 2018.
Executive Ownership Requirements

Equity ownership requirements are in place for our entire executive population, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirement extends beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers for fiscal year 2018 are set forth in the table below as well as a comparison of their actual equity ownership as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	Actual Ownership [1]
Chief Executive Officer	7x base salary	19x base pay
Other named executive officers	4x base salary	10x base pay

(1) Ownership for the other named executive officers is an average of their equity holdings compared to their respective base pay amounts as of fiscal year end.

In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, and restricted stock, restricted stock units, and performance stock units at target, issued under the Equity Incentive Plan are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment

We conducted an internal risk assessment of our compensation programs. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Company's Leadership Team and the Compensation Committee, with the information from our internal review, concluded that our executive compensation program does not encourage undue risk taking.

Advisory Vote to Approve Executive Compensation

At the 2017 Annual Meeting of Stockholders, over 96% of the votes cast were in favor of our executive compensation structure. The Board and Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. Additionally, the Board recommended holding annual advisory votes on executive compensation (“say-on-pay”), which had previously occurred triennially. Consistent with the Board's recommendation, the Company’s stockholders approved holding the say-on-pay vote annually. As a result, the say-on-pay vote will again occur at the 2018 Annual Meeting of Stockholders. The next advisory vote for the frequency of holding the say-on-pay vote is scheduled for the Annual Meeting of Stockholders in 2023.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.
Government Limitations on Reimbursement of Compensation Costs

As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation, or the FAR, which govern the reimbursement of costs by our government clients. Pursuant to FAR 31.205-6(p), our contracts entered into prior to June 24, 2014 include limitations on the allowability of senior executive compensation equal to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy under Section 39 of the Office of Federal Procurement Policy Act (41 U.S.C. 1127). The benchmark cap applies to the five most highly compensated employees in management positions. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

For contracts with Department of Defense (DoD), NASA, or Coast Guard, entered into on or after December 31, 2011 and before June 24, 2014, the FAR limits the allowability of reimbursement for compensation to the benchmark compensations caps described above, which is applicable to all employees.

For federal contracts entered into on or after June 24, 2014, the Bipartisan Budget Act imposed a new compensation cap of $487,000, which is applicable to all employees and is expected to adjust annually in accordance with the Employment Cost Index for all workers. The FAR was amended to impose this limitation effective June 24, 2014.
Compensation Recovery Provisions (Clawbacks) in Incentive Plans

We have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:

•
in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements,

•	with respect to individuals subjected to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,

•
to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.

In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the 12 months prior to or any time after the individual engaged in such misconduct. Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement and recoupment under any applicable claw-back policies that may be adopted by the Board or our Compensation Committee.
Certain Change in Control Provisions

In the event of a change in control, unless the plan administrator determines otherwise, all time-vesting awards under the Equity Incentive Plan, including options and time restricted stock units, will fully vest. Unvested performance restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of termination. Under the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.

In addition, if during the five-year period after a change in control our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We generally grant awards to new hires and promoted employees at the next scheduled Compensation Committee or Board meeting following the hire or promotion effective date. Annual awards are typically approved at the Compensation Committee meeting each year in May. It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board) takes formal action to grant them.
Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. We have previously sought to structure our short-term non-equity incentive compensation and long-term equity incentive compensation paid to our “covered employees” as performance-based compensation, which generally permitted us to deduct such amounts without being subjected to limits under Section 162(m). Under the Tax Cuts and Jobs Act of 2017, the performance-based compensation exception has been repealed, and the scope of persons covered by the limitations on deductibility under Section 162(m) has been expanded. The new rules generally apply to taxable years beginning after December 31, 2017 but exempt compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for this exemption.

While we will continue to monitor our compensation programs in light of Section 162(m), as amended, and we intend to rely on the exemption included in the Tax Cuts and Jobs Act of 2017 to the extent practicable, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders. As a result, our Compensation Committee expects to pay compensation at levels that are not deductible under Section 162(m).

Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [7]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2018	1,500,000	—	2,227,798	—	928,000	17,215	249,344	4,922,357
	2017	1,437,500	—	546,468	—	846,555	15,964	170,345	3,016,832
	2016	1,437,500	—	476,272	599,996	869,943	15,016	145,600	3,544,327
Lloyd W. Howell, Jr. Executive Vice President, Chief Financial Officer & Treasurer	2018	1,025,000	—	1,242,148	499,991	580,000	10,000	129,847	3,486,986
	2017	1,000,000	—	380,141	—	587,004	10,644	315,080	2,292,869
	2016	1,000,000	—	374,218	—	603,247	15,845	136,163	2,129,473
Karen M. Dahut Executive Vice President	2018	1,025,000	—	1,242,148	499,991	580,000	10,000	177,629	3,534,768
	2017	1,000,000	—	380,141	—	587,004	10,000	145,648	2,122,793
	2016	1,000,000	—	374,218	—	603,247	10,000	136,007	2,123,472
Joseph Logue Executive Vice President	2018	1,275,000	—	1,083,978	—	696,000	10,000	131,095	3,196,073
	2017	1,250,000	—	475,177	—	736,134	10,000	142,987	2,614,298
	2016	1,250,000	—	476,272	—	756,472	10,000	146,321	2,639,065
Susan L. Penfield [6] Executive Vice President	2018	800,000	—	1,050,311	499,991	493,000	10,000	143,745	2,997,047
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)	Each year is a reflection of our fiscal year which runs from April 1 to March 31. For example, 2018 reflects fiscal 2018 - April 1, 2017 to March 31, 2018.

(2)
This column represents the aggregate grant date value of restricted stock units granted on July 3, 2017 as part of the fiscal year 2017 annual incentive. This column also includes the aggregate grant date value of the annual time and performance restricted stock units granted on May 19, 2017 under our redesigned executive compensation program. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives" for details regarding these grants. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2018, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Assuming achievement of the highest performance conditions for the performance restricted stock units granted on May 19, 2017, the grant date fair value would be: Mr. Rozanski, $2,209,990; Mr. Howell, $1,049,956; Ms. Dahut, $1,049,956; Mr. Logue, $749,989; and Ms. Penfield, $774,938.

(3)
This column reflects the aggregate grant date value of options granted on May 19, 2017 to Mr. Howell and Mses. Dahut and Penfield, as reflected in the Grants of Plan Based Awards table below, upon advancement and increase in scope of role. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives.” The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2018, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(4)
This column reflects the fiscal year 2018 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amount reported in the Summary Compensation Table is with respect to the year in which the bonus is earned. See “Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive” for additional detail regarding the annual performance bonus program.

(5)	This column reflects the change in value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers.

(6)	Ms. Penfield was not a named executive officer in fiscal year 2016 or 2017.

(7)	The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [a]	Executive Medical and Retiree Plan Contributions	Life Insurance	Other [b]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	15,000	16,200	18,000	50,171	2,988	146,985	249,344
Lloyd W. Howell, Jr.	14,300	16,200	24,000	50,171	3,468	21,708	129,847
Karen M. Dahut	15,000	16,200	24,000	50,171	4,542	67,716	177,629
Joseph Logue	15,000	16,200	24,000	50,171	4,116	21,608	131,095
Susan L. Penfield	12,500	16,200	24,000	50,171	5,862	35,012	143,745

(a)
Represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis — Compensation Elements — Retirement Benefits.”

(b)
Includes: dental, supplemental medical (Mr. Howell $14,351, Mr. Logue $14,351), accident insurance, and personal excess liability coverage. This column also includes milestone anniversary awards for Messrs. Rozanski and Logue and Ms. Dahut, security services for Mr. Rozanski ($119,737), Ms. Dahut ($47,318), and Ms. Penfield ($16,364), and vehicle parking for Messrs. Rozanski and Howell and Mses. Dahut and Penfield.

GRANTS OF PLAN BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski	7/3/2017	5/17/2017					16,216		—			527,831
	5/19/2017	—	—	800,000	1,600,000
	5/19/2017	—				—	16,550	—				594,973
	5/19/2017	—				7,684	30,737	61,474				1,104,995
Lloyd W. Howell, Jr.	5/19/2017	—								52,761	35.95	499,991
	7/3/2017	5/17/2017					11,281		—			367,197
	5/19/2017	—	—	500,000	1,000,000
	5/19/2017	—				—	9,735	—				349,973
	5/19/2017	—				3,650	14,603	29,206				524,978
Karen M. Dahut	5/19/2017	—								52,761	35.95	499,991
	7/3/2017	5/17/2017					11,281		—			367,197
	5/19/2017	—	—	500,000	1,000,000
	5/19/2017	—				—	9,735	—				349,973
	5/19/2017	—				3,650	14,603	29,206				524,978
Joseph Logue	7/3/2017	5/17/2017					14,101		—			458,988
	5/19/2017	—	—	600,000	1,200,000
	5/19/2017	—				—	6,954	—				249,996
	5/19/2017	—				2,607	10,431	20,862				374,994
Susan L. Penfield	5/19/2017	—								52,761	35.95	499,991
	7/3/2017	5/17/2017					8,460		—			275,373
	5/19/2017	—	—	425,000	850,000
	5/19/2017	—				—	10,778	—				387,469
	5/19/2017	—				2,694	10,778	21,556				387,469

(1)
Reflects the portion of the target and maximum bonus levels for fiscal year 2018 under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The annual performance bonus plan is described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold payouts. The maximum payout for the annual bonus is equal to 200% of target. The actual cash bonuses paid for fiscal year 2018 are reflected in the Summary Compensation Table.

(2)
Reflects the actual number of restricted stock units grants under our Annual Incentive Plan during fiscal year 2018, which occurred on July 3, 2017, with respect to fiscal year 2017 performance under our legacy executive compensation program. Restricted stock units granted in July 2017 will vest ratably over a three-year period on March 31 of each year based on continued employment, subject to certain exceptions. Also reflects the target number of time restricted stock units and performance restricted stock units granted on May 19, 2017 under our redesigned executive compensation program. The time-vested restricted stock units include a performance condition that the Company generate net income as reported in the Company’s audited financial statements for any of the three fiscal years of the vest schedule in order for any of the time-based restricted stock units to vest. The maximum payout for the performance-vested restricted stock units is equal to 200% of target, and threshold payout is 25% of target. The performance restricted stock units are based on the Company's performance against ADEPS (75% weighting) and VAR (25% weighting) based on cumulative performance over a three year period. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives" for details regarding these grants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [6]
Horacio D. Rozanski								40,436	1,565,682	7,684	297,524
	53,628	35,752	[1]	—	29.08		4/1/2025
	36,000	9,000	[1]	—	18.35		5/23/2023
	45,000	—		—	6.45	[4]	4/29/2020
Lloyd W. Howell, Jr.								27,501	1,064,839	3,650	141,328
	10,552	42,209	[1]	—	35.95		5/19/2027
Karen M. Dahut								27,501	1,064,839	3,650	141,328
	10,552	42,209	[1]	—	35.95		5/19/2027
	36,000	9,000	[1]	—	18.35		5/23/2023
	45,000	—		—	10.67	[4]	4/1/2022
Joseph Logue								31,009	1,200,668	2,607	100,943
	36,000	9,000	[1]	—	18.35		5/23/2023
	36,000	—		—	6.45	[4]	4/29/2020
Susan L. Penfield								21,655	838,482	2,694	104,312
	10,552	42,209	[1]	—	35.95		5/19/2027
	11,619	7,746	[1]	—	29.08		4/1/2025
	45,000	—		—	10.67	[4]	4/1/2022
	28,040	—		—	4.28		11/19/2018

(1)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, on the date set forth in the table below. These options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

Name	Option Exercise Price	June 30, 2018	March 31, 2019	June 30, 2019	March 31, 2020	March 31, 2021	March 31, 2022	Total
Horacio D. Rozanski	$18.35	9,000	—	—	—	—	—	9,000
	$29.08	—	17,876	—	17,876	—	—	35,752
Lloyd W. Howell, Jr.	$35.95	—	10,552	—	10,552	10,552	10,553	42,209
Karen M. Dahut	$18.35	9,000	—	—	—	—	—	9,000
	$35.95	—	10,552	—	10,552	10,552	10,553	42,209
Joseph Logue	$18.35	9,000	—	—	—	—	—	9,000
Susan L. Penfield	$29.08	—	3,873	—	3,873	—	—	7,746
	$35.95	—	10,552	—	10,552	10,552	10,553	42,209

(2)
The named executive officers’ restricted stock and restricted stock units will vest on the dates set forth in the table below. The restricted stock and restricted stock units become fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee. Includes restricted stock units with respect to which performance goals were satisfied as of March 31, 2018.

Name	June 30, 2018	March 31, 2019	June 30, 2019	March 31, 2020	Total
Horacio D. Rozanski	12,384	10,921	6,207	10,924	40,436
Lloyd W. Howell, Jr.	9,172	7,005	4,318	7,006	27,501
Karen M. Dahut	9,172	7,005	4,318	7,006	27,501
Joseph Logue	11,574	7,018	5,398	7,019	31,009
Susan L. Penfield	5,591	6,412	3,238	6,414	21,655

(3)	Market value has been determined based on the fair market value of our common stock on March 29, 2018 of $38.72.

(4)	Exercise price reflects adjustment in connection with $6.50 special dividend paid in August 2012.

(5)
The table below reflects the vesting opportunity for the fiscal year 2018 performance restricted stock unit grants assuming achievement of target performance for the named executive officers. Vesting opportunity ranges from 0-200% based on actual performance during the three-year performance period compared to the three year cumulative ADEPS and VAR performance goals. Upon a change in control, the performance restricted stock units will remain outstanding and will vest on the vesting date at target performance levels, subject to the continued employment or service of the Participant by the Company or any Subsidiary thereof through such date, but without regard to achievement of any Performance Goals; provided, that, if the Participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the Change in Control, such outstanding restricted stock units will vest as of the date of termination.

Name	March 31, 2020	Total
Horacio D. Rozanski	30,737	30,737
Lloyd W. Howell, Jr.	14,603	14,603
Karen M. Dahut	14,603	14,603
Joseph Logue	10,431	10,431
Susan L. Penfield	10,778	10,778

(6)
Market value has been determined based on threshold performance which is 25% of the target grant amount, rounded down to the nearest whole share, using the fair market value of our common stock on March 29, 2018 of $38.72.

Option Exercises and Stock Vested Table
The table below provides information on the named executive officers’ restricted stock unit and restricted stock awards that vested and the stock options that they exercised in fiscal year 2018.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting [2] ($)
Horacio D. Rozanski	—	—	119,026.00	4,488,832
Lloyd W. Howell, Jr.	69,140.00	2,308,243	80,824.00	3,038,795
Karen M. Dahut	36,000.00	1,005,693	80,824.00	3,038,795
Joseph Logue	—	—	114,313.00	4,311,350
Susan L. Penfield	—	—	14,674.00	517,118

(1)	Option Award ($) value realized is calculated based on the fair market value of our common stock less exercise cost at time of exercise.

(2)
Stock Award ($) value realized is calculated based on fair market value on the applicable vesting date of June 30, 2017 and March 31, 2018, respectively. This column includes the value of the portion of the May 19, 2017 time-based restricted stock unit grants that vested on March 31, 2018 and settled on May 23, 2018 (fiscal year 2019).

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year 2018 end, Messrs. Howell and Logue and Mses. Dahut and Penfield are eligible to receive benefits under the Officers’ Retirement Plan upon retirement.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year ($)
Horacio D. Rozanski	Officers’ Retirement Plan	18.5	185,000	—
Lloyd W. Howell, Jr.	Officers’ Retirement Plan	17.5	175,000	—
Karen M. Dahut	Officers’ Retirement Plan	13.5	135,000	—
Joseph Logue	Officers’ Retirement Plan	16.5	165,000	—
Susan L. Penfield	Officers’ Retirement Plan	15.5	155,000	—

(1)
The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

Employment Arrangements and Potential Payments upon Termination or a Change in Control

Historically, we have not entered into employment letters with our executive officers. However, in January 2014, we entered into employment letters, effective April 1, 2014, with certain senior level executives, including Messrs. Rozanski, Logue and Howell and Ms. Dahut, due to the leadership changes and the need to align their compensation to the market as described above under "Employment Letters." Pursuant to the employment letters, payments upon termination of employment will be governed by the Company's severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Termination Payments
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. They are also eligible for a one-time payment of $5,000 upon entering retirement for financial counseling expenses associated with developing a retirement financial strategy. In addition, each of our named executive officers and their eligible dependents will be entitled to receive the benefit of Company-paid retiree medical and dental coverage for life.
In addition, our award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment.

Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest and (iii) unvested performance restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule and (iii) unvested performance restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
Company Approved Departure
In the event of a named executive officer’s termination of employment by reason of a “Company approved departure” (as defined in the Equity Incentive Plan or applicable award agreement), (i) unvested options continue to vest on the normal schedule, and vested options remain outstanding until the 60th day following the termination date (or for options vesting after the termination date, the 60th day following the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units continue to vest on the normal schedule and (iii) unvested performance restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date). Other awards are treated as set forth below under the heading “Any Other Termination.”
For Cause
In the event of a named executive officer’s termination of employment for cause, all vested and unvested options, and all unvested time-based restricted stock units, restricted stock and performance restricted stock units are immediately forfeited and canceled, effective as of the termination date.
Qualified Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance restricted stock units will be immediately forfeited.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a Company approved departure, a qualified permanent retirement after the first fiscal year of a performance period (in the case of the performance restricted stock units) or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 60th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units, restricted stock and performance restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation Committee.
Mr. Logue intends to retire from the Company, effective as of June 30, 2018. Upon his retirement, Mr. Logue will be eligible to receive the benefits under the Officers’ Retirement Plan described above. In addition, the Compensation

Committee has approved that any outstanding time-vesting restricted stock units held by Mr. Logue on his retirement date will continue to vest following his retirement. Any other outstanding equity awards will be treated as set forth above.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Under the Equity Incentive Plan, and unless provided otherwise in an award agreement or determined by our Compensation Committee, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control and time-based restricted stock and restricted stock units will vest upon the change in control. With respect to performance restricted stock units, in the event of a change in control, an amount of restricted stock units equal to the target award will remain outstanding and will vest on the vesting date, subject to the continued employment or service of the participant but without regard to the achievement of any performance goals. If the participant's employment or service is terminated by the Company without cause or for good reason (as defined in the applicable award agreement) within two years following the change in control, the outstanding performance restricted stock units will vest (at target) as of the termination date.
In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the Company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).

The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal year 2018. If applicable, amounts in the table were calculated using $38.72, the closing fair market value of our common stock on March 29, 2018. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]		Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	3,310,798		—	2,125,000	[3]	—		5,435,798
Disability	—	—		—	3,137,842	[4]	—		3,137,842
Involuntary Termination	1,500,000	—		—	—		30,000	[6]	1,530,000
Retirement [10]	—	—		—	—		—		—
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	2,120,661		—	—		—		2,120,661
Involuntary Termination After Change-In-Control	—	1,190,137		—	—		—		1,190,137
Lloyd W. Howell, Jr.
Death	—	1,747,186		—	2,085,417	[3]	—		3,832,603
Disability	—	—		—	3,005,719	[4]	1,554,975	[5]	4,560,694
Involuntary Termination	1,025,000	—		—	—		30,000	[6]	1,055,000
Retirement [11]	—	—		175,000	—		1,643,073	[7]	1,818,073
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,181,758		—	—		1,554,975	[9]	2,736,733
Involuntary Termination After Change-In-Control	—	565,428		—	—		—		565,428
Karen M. Dahut
Death	—	1,957,516		—	2,085,417	[3]	—		4,042,933
Disability	—	—		—	2,757,369	[4]	1,289,990	[5]	4,047,359
Involuntary Termination	1,025,000	—		—	—		30,000	[6]	1,055,000
Retirement [11]	—	—		135,000	—		1,374,642	[7]	1,509,642
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,392,088		—	—		1,289,990	[9]	2,682,078
Involuntary Termination After Change-In-Control	—	565,428		—	—		—		565,428
Joseph Logue
Death	—	1,814,887		—	2,106,250	[3]	—		3,921,137
Disability	—	—		—	2,763,252	[4]	1,501,509	[5]	4,264,761
Involuntary Termination	1,275,000	—		—	—		30,000	[6]	1,305,000
Retirement [11]	—	—		165,000	—		1,585,435	[7]	1,750,435
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,410,998	—	—	—		1,501,509	[9]	2,912,507
Involuntary Termination After Change-In-Control	—	403,888	—	—	—		—		403,888
Susan L. Penfield
Death	—	1,447,396		—	2,066,667	[3]	—		3,514,063
Disability	—	—		—	2,437,097	[4]	1,116,162	[5]	3,553,259
Involuntary Termination	800,000	—		—	—		30,000	[6]	830,000
Retirement [11]	—	—		155,000	—		1,221,846	[7]	1,376,846
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,030,072		—	—		1,116,162	[9]	2,146,234
Involuntary Termination After Change-In-Control	—	417,324		—	—		—		417,324

(1)
Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay.

(2)
This column includes the value of the equity with accelerated vesting calculated using $38.72, the closing fair market value of our common stock on March 29, 2018, and the value of the deferred cash payment due to the named executive officers as a result of the special dividends paid on November 29, 2013, February 28, 2014, and August 29, 2014. In connection with the payment of these special dividends, holders of certain options granted pursuant to our Equity Incentive Plan, including the named executive officers, received dividend equivalent rights that entitle the holder to receive, on the option’s vesting date, a cash payment based on the amount of the special dividend. With respect to the performance-based restricted stock units, this column assumes the named executive officer was involuntarily terminated on the date of the change in control. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting options and time-based restricted stock units immediately vest. Upon certain qualifying retirement events, the performance restricted stock units will be treated as described below in footnote 11 to this table.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedent's survivors also receive one month’s base pay.

(4)
Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)
Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations.

(6)	Amount includes $30,000 outplacement assistance.

(7)
These amounts represent the actuarial present value of retiree medical benefits which were calculated as described in footnote 5 above. Amounts in this column also include the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FASB ASC 715-30, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. The amount also includes a one-time retirement gift of $10,000, one-time reimbursement for $5,000 for retirement financial counseling, and depreciated value of bestowed office furniture.

(8)	Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.

(9)
Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

(10)	Mr. Rozanski is not retirement eligible as an executive as of March 31, 2018.

(11)
If the named executive officer’s employment terminated on or after March 31, 2018 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance restricted stock units granted in fiscal year 2018 will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting would be $565,428, $565,428, $403,888 and $417,324 for Mr. Howell, Ms. Dahut, Mr. Logue and Ms. Penfield, respectively, calculated based on the closing fair market value of our common stock on March 29, 2018 and assuming for these purposes achievement of target performance levels. Upon a retirement that at any time is not considered a qualifying permanent retirement, the outstanding unvested performance restricted stock units will be forfeited.

Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Item 402(u) of Regulation S-K, we are providing the following estimated information for fiscal year 2018:

•
the median of the annual total compensation of all of our employees was $110,985 (excluding our President and Chief Executive Officer (the "CEO") and calculated as discussed below in "Methodology for Identifying Our Median Employee")

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table of the Compensation Discussion and Analysis, was $4,922,357

•	the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (the "Pay Ratio") was approximately 44 to 1.

The Pay Ratio is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.

Methodology for Identifying Our "Median Employee"

We determined that, as of March 31, 2018, our total employee population consisted of approximately 25,378 individuals, including our CEO. This population included both full-time and part-time employees, of which approximately 24,475 were aligned to offices in the United States of America (the "U.S.") and 903 were aligned to offices outside of the U.S. As the population outside of the U.S. accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception as permitted under Item 402(u) and exclude this population from our "median employee" calculation. This included employees in Canada (5), Germany (280), Indonesia (16), Italy (11), Japan (85), Kazakhstan (1), Republic of Korea (77), Kuwait (2), Lebanon (12), Pakistan (27), Qatar (3), the Kingdom of Saudi Arabia (120), Singapore (23), the United Arab Emirates (141), and the United Kingdom (100). After excluding this population, as well as our CEO, the resulting adjusted employee population to be used for identifying our "median employee" was 24,474.

We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our "approximate median employee," which was two individuals, as our starting population was an even number. For these two individuals, we performed a detailed analysis of the annual total compensation, as discussed below.

Annual Total Compensation Determination

Upon identifying the two employees, we calculated their annual total compensation for fiscal year 2018 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2018 (as set forth in the Summary Compensation Table of the Compensation Discussion and Analysis). Specifically, in addition to the actual salary paid for fiscal year 2018, the calculation of total compensation for the two employees also included Company-paid portions of: health and wellness benefits, qualified retirement plan contributions, tuition reimbursement, and anniversary and recognition awards. After reviewing these items, we selected the employee whose compensation was best representative of our employee population as our median employee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION COMMITTEE
Philip A. Odeen (Chairman)
Melody C. Barnes
Peter Clare
Ian Fujiyama
Gretchen W. McClain

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Three committee members, Mark Gaumond, Joan Amble, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page six.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2018 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed under PCAOB Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for filing with the SEC.
THE AUDIT COMMITTEE
Mark Gaumond (Chairman)
Joan Lordi C. Amble
Arthur E. Johnson
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2018 and 2017.

(Amounts in thousands)	2018	2017
Audit fees(1)	$3,855	$3,960
Audit-related fees	—	—
Tax fees(2)	$942	$768
All other fees	—	—
Total	$4,797	$4,728

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)	Tax fees principally include domestic and foreign tax compliance and advisory services.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2019. E&Y served as our independent auditors for the fiscal year ended March 31, 2018. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2019.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail under the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2018 Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2018 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis of this proxy statement.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Nancy J. Laben
Secretary
McLean, Virginia
June 14, 2018

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on July 26, 2018, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia, 22102.

Why am I receiving these proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the annual meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2018 and the proxy card, or a voting instruction card, for the annual meeting.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A Common Stock of the Company.

If you submit a proxy by using the Internet, by calling or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President, Chief Legal Officer and Secretary (with full power of substitution) as your representatives at the annual meeting. He or she will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to submit a proxy in advance by using the Internet, by calling or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the “Notice and Access” rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis if you submit your request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and the cost of the annual meeting.

Do I need an admission ticket to attend the annual meeting?

No; however, you must present both proof of ownership and valid photo identification to attend the annual meeting.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legal proxy from the owner of record to vote your shares in person. This will serve as proof of ownership.

•	A recent brokerage statement or letter from your broker showing that you owned shares in your account as of the record date, June 4, 2018, also serves as proof of ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the Company’s Class A common stock are entitled to vote at the annual meeting. The Board has established the record date for the annual meeting as June 4, 2018. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On June 1, 2018, 143,403,861 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal 2018	FOR	54
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	55

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we mailed the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of Class A common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

If you are a beneficial owner of Class A common stock, you can vote your shares at the annual meeting by attending the meeting in person if you have requested and received a legal proxy from your bank or broker which you must bring with you to the meeting, or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What is the vote required for each proposal?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting, except that directors shall be elected by a majority of the votes validly cast at the annual meeting.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;

•	FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal 2019; and

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors and the advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors whereby abstentions will not affect the outcome.

Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals, while discretionary voting by a broker is permitted in the case of the ratification of an independent registered public accounting firm, a routine matter.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?
We will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for the annual meeting. The estimated cost of such services is $17,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2018 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 4, 2018, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual of meeting of stockholders in 2019?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 14, 2019. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.

Pursuant to our third amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2019 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 28, 2019 and no later than April 27, 2019, except that if the date of the 2018 Annual Meeting of Stockholders is changed, and the meeting is held before June 26, 2019 or after October 4, 2019, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. We also utilize and discuss Free Cash Flow, because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted Diluted EPS in addition to, and not as an alternative to, net income or diluted EPS, as measures of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:

•
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense, and depreciation and amortization, before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. "Adjusted EBITDA Margin on Revenue" is calculated as Adjusted EBITDA divided by revenue. The Company prepares Adjusted EBITDA and Adjusted EBITDA Margin on Revenue to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.

•	“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

A - 1

Below is a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2018	2017	2016
	(Unaudited)
EBITDA, Adjusted EBITDA & Adjusted EBITDA Margin on Revenue
Net income	$305,111	$252,490	$294,094
Income tax expense	132,893	159,410	85,368
Interest and other, net (a)	82,081	72,347	65,122
Depreciation and amortization	64,756	59,544	61,536
EBITDA	584,841	543,791	506,120
Transaction expenses (b)	—	3,354	—
Adjusted EBITDA	$584,841	$547,145	$506,120
Revenue	$6,171,853	$5,804,284	$5,405,738
Adjusted EBITDA Margin on Revenue	9.5%	9.4%	9.4%
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	147,750,022	150,274,640	149,719,137
Adjusted Net Income Per Diluted Share (c)	$2.01	$1.75	$1.65
Free Cash Flow
Net cash provided by operating activities	369,143	$382,277	$249,234
Less: Purchases of property and equipment	(78,437)	(53,919)	(66,635)
Free Cash Flow	$290,706	$328,358	$182,599

(a)	Reflects the combination of Interest expense and Other income (expense), net from the consolidated statement of operations

(b)	Fiscal 2017 reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016.

(c)
Excludes an adjustment of approximately $1.9 million, $2.3 million, and $3.5 million of net earnings for fiscal 2018, 2017, and 2016, respectively, associated with the application of the two-class method for computing diluted earnings per share.

A - 2

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Booz | Allen | Hamilton

BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E48756-P10698

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Horacio D. Rozanski	☐	☐	☐
1b. Ian Fujiyama	☐	☐	☐
1c. Mark Gaumond	☐	☐	☐
1d. Gretchen W. McClain	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2019.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E48757-P10698

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 26, 2018 8:00 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held on July 26, 2018 at 8:00 A.M., Eastern Time at the John C. Newman Auditorium, located in the Company's offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENTS AND POSTPONEMENTS THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side